Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

                       Votes for      Votes withheld
Liaquat Ahamed         5,415,154,963  14,207,845
Ravi Akhoury           5,415,184,974  14,177,833
Barbara M. Baumann     5,415,851,291  13,511,517
Jameson A. Baxter      5,415,767,570  13,595,238
Charles B. Curtis      5,415,854,394  13,508,413
Robert J. Darretta     5,416,022,043  13,340,765
Katinka Domotorffy     5,415,419,173  13,943,635
John A. Hill           5,415,885,634  13,477,174
Paul L. Joskow         5,416,010,424  13,352,383
Kenneth R. Leibler     5,415,817,292  13,545,516
Robert E. Patterson    5,415,985,292  13,377,516
George Putnam, III     5,415,959,400  13,403,408
Robert L. Reynolds     5,416,108,530  13,254,278
W. Thomas Stephens     5,415,918,406  13,444,402

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for     Votes against    Abstentions   Broker non-votes
57,586,162    1,757,730        1,747,951     16,193,534

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for      Votes against   Abstentions   Broker non-votes
5,234,359,081  33,570,449      18,267,087    143,166,192

All tabulations are rounded to the nearest whole number.